Exhibit 10.31
AMENDMENT NO. 1 TO THE
PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN

Effective January 1, 2021, Section 14(c)(iii) of the Pentair plc 2020 Share and Incentive Plan is amended to read in its entirety as follows:
(iii) All Performance Awards, including Incentive Awards, shall be paid in either unrestricted Shares or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not Retired or experienced a Covered Termination; provided that with respect to a Participant who first becomes a Board-appointed corporate officer on or after January 1, 2021, such Performance Awards, if earned based on achievement of the Performance Goals, will be pro-rated based on the number of days in the performance period during which the Participant was employed prior to the time of Retirement or Covered Termination.